UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 14, 2008

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information set forth under Item 7.01 Regulation FD Disclosure is hereby incorporated by reference into this Item 2.02.

Item 2.06. Material Impairments.

Contested Insurance Claims

As previously disclosed, the Company incurred storm-related damages resulting from Hurricanes Katrina and Rita in 2005, including significant damage to certain offshore oil and gas properties of its Maritech Resources, Inc. subsidiary. While the Company has received substantial insurance claim payments approaching $90 million for the 2005 storm damages, the Company’s insurers have questioned coverage for certain of these claims and requested additional information. The Company has provided the requested information, has continued its dialogue with the insurers, and remains confident that its claims are valid; however, the insurers’ continuing delays have raised doubts about their willingness to pay the remaining claims, both for work performed and previously included in insurance receivable as well as for future work to be performed and included in the Company’s calculation of its asset retirement obligation related to the damaged properties. In addition, in late 2007, the Company filed a lawsuit against the insurers regarding the contested insurance claims.

After determining that the amount and timing of further payments by the insurance providers is indeterminable, on January 11, 2008, management of the Company estimated that the Company will incur a fourth quarter 2007 charge to pretax earnings of approximately $25 million for the write-off of certain insurance receivables. In addition, the Company will increase its asset retirement obligation by approximately $43 million, approximately $40 million of which will be charged to fourth quarter 2007 pretax earnings as an impairment of the associated oil and gas properties, based on year-end reserve estimates. The final amount of such charges to pretax earnings will be determined following the normal year-end closing process, including the completion of the Company’s internal financial review, reserves analysis, and independent audit. The charges to pretax earnings related to the uncollected insurance receivables will not result in any future cash expenditures by the Company. The charge to pretax earnings resulting from the increase in the related asset retirement obligation relates to certain well intervention and debris removal costs to be incurred in the future. To the extent the Company is not reimbursed for these costs to be incurred in future periods, this will result in future cash expenditures by the Company, but not additional charges to earnings.

Oil and Gas Properties

On January 11, 2008, management of the Company determined that the carrying amounts of certain offshore oil and gas properties of its Maritech subsidiary were no longer fully realizable pursuant to expected future cash flows of the associated oil and gas reserves. Such conclusion was made following recent property acquisitions by Maritech, recent production history, the adjustment of Maritech’s future drilling and development plans, and year-end reserve estimates. The Company estimates that the impact of these impairment charges to fourth quarter 2007 earnings will range from approximately $10 to $15 million. It is not anticipated that the impairment will result in future cash expenditures. The final amount of such impairment charge to earnings will be determined following the normal year-end closing process, including the completion of the Company’s internal financial review, reserves analysis, and independent audit.

Item 7.01. Regulation FD Disclosure.

On January 14, 2008, TETRA Technologies, Inc. (the “Company”) issued a press release announcing its estimated 2008 earnings guidance and reviewing certain events anticipated to impact 2007 results. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished in Items 2.02 and 7.01 and Exhibit 99.1 to this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 14, 2008, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: January 14, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated January 14, 2008, issued by TETRA Technologies, Inc.